CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Hillman Capital Management Funds and to the use of our report dated November 19, 2010 on The Hillman Advantage Equity Fund’s and The Hillman Focused Advantage Fund’s (each a series of shares of Hillman Capital Management Funds) financial statements and financial highlights.  Such financial statements and financial highlights appear in the 2010 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
January 26, 2011